Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC: Third Quarter 2011 Earnings

October 27, 2011/10:30 a.m. EDT

SPEAKERS

Michael Biehl—Executive Vice President, CFO, Treasurer

Sam Thomas—Chairman, President, CEO

ANALYSTS

Rob Brown—Craig-Hallum

Greg McKinley—Dougherty & Company

Eric Stine—Northland Capital Markets

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2011 Third Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Friday, November 11th. The replay information is contained in the Company’s earnings release.

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Moderator: Sam Thomas/Michael Biehl

October 27, 2011/10:30 a.m. EDT

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

M. Biehl	Thank you, Maureen. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our third

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quarter results. Then, Sam Thomas, our Chairman, President and CEO, will comment on current market and order trends we see in each of our business segments. And then I’ll finish-up by commenting on our outlook for 2011.

We reported third quarter net income of $17.5 million, or $0.59 per diluted share. This compares to third quarter 2010 net income of $6.6 million, or $0.23 per diluted share. Third quarter net income included restructuring costs of $1.2 million, or $0.03 per diluted share, largely associated with the SeQual and GOFA acquisitions.

Earnings per share for the third quarter of 2011 would have been $0.62 per diluted share excluding the $0.03 per share of restructuring costs. Weighted average diluted shares outstanding for the quarter were 30.0 million compared with 29.2 million in the prior year. The third quarter of 2010 also included acquisition-related restructuring costs of $1.5 million, or $0.04 per diluted share.

Sales for the quarter were $211.3 million, which represented an increase of 52% and a new quarterly record compared to net sales of $139.2 million a year ago. Our gross profit for the quarter was $66.6 million, or 31.5% of

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sales compared with $42.8 million, or 30.8% of sales, a year ago. We continue to see margin improvements primarily associated with improved capacity utilization.

With respect to the E&C business, sales increased 51% to $57.8 million in the third quarter due to improved volume in all product lines in addition to starting to ramp up production on several large projects in our Systems business. Gross margins improved to 33.1% in the third quarter compared to 23.4% in the same quarter of last year. Increased capacity utilization was the primary driver for the improvement.

Margin also improved approximately 3% due to the sale of equipment that was previously written-off. We had taken a write-off in 2009 for some equipment that was manufactured for a customer in our Systems business that wasn’t paid for, but also wasn’t shipped. We were able to resell this equipment in the current quarter to offset our prior year loss.

In D&S, sales increased 55% to $100.9 million in the third quarter largely due to increased demand for LNG equipment applications, mobile equipment and standard bulk tanks. The acquisition of GOFA, which closed in August, accounted for approximately $2.4 million of the

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improvement. Gross margins for D&S declined somewhat to 28.2% compared with 30.2% a year ago. The decline is primarily due to product mix, including LNG business in China, higher material costs, and higher employee-related costs as the Company addresses capacity expansion due to increased order flow. For example, we expanded our welder training programs in anticipation of this capacity expansion, which added cost in the quarter which we believe we’ll see benefit from later on.

In our BioMedical business, sales improved 46% to $52.6 million in the third quarter primarily due to the fourth quarter 2010 SeQual acquisition, which accounted for approximately $8.9 million of the $16.6 million increase.

SG&A expenses for the quarter were $34.1 million, up $7.9 million from the same quarter a year ago. The increase was largely due to the SeQual and GOFA acquisitions as well as higher marketing and sales commission expense due to improved sales volume. SG&A as a percent of sales was 16.2% compared to 18.8% in the prior year quarter.

Net interest expense was $6.4 million for the third quarter and included $1.4 million of non-cash interest accretion expense associated with the new 2%, seven-year Convertible Senior Subordinated Notes issued in August. Interest expense was also higher in the quarter by $2.4 million, or

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$0.06 per share since the Convertible Notes and the now repaid 9 1/8% Senior Subordinated Notes were both outstanding for approximately two months during the quarter. By delaying the call date until October 17th for the old Notes, there was a reduction in the call premium, which more than offset the additional interest of holding both debt issues outstanding for a couple of months.

I’ll briefly outline the GAAP accounting treatment for the Convertible Notes. At settlement, any excess due over par value of the Notes may be paid in stock or cash at the Company’s option. Therefore, the $250 million principal balance of the Convertible Notes had to be bifurcated between debt and equity. As a result, the Company will record interest expense for these Convertible Notes at 7.9%, which is the theoretical interest rate the Company would have had to pay if it had issued non-convertible debt.

Non-cash interest accretion expense, which will approximate $3.6 million for 2011, is recorded to account for the difference between the Company’s actual interest rate expense on its Convertible Notes, which is 2%, and the 7.9% theoretical straight-debt rate. We’ll continue to highlight the non-

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cash component of interest expense as we think it will improve the transparency of our results.

Also you should note on October 17, 2011, a portion of the proceeds from our new Convertible Notes were used to redeem the Company’s 9 1/8% Senior Subordinated Notes, which will save approximately $10 million of cash interest expense annually.

I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you Michael, and good morning everyone. We had another strong quarterly order intake with third quarter orders of $227.4 million. Year-to-date, we’ve booked $804 million of orders, on track to set an annual record. Excluding the two large E&C project awards totaling approximately $138 million in the first half of 2011, E&C orders sequentially improved again during the third quarter.

We continue to see robust quoting activity for large project awards in our Systems business. We’re also seeing strong demand for LNG infrastructure equipment in our D&S business worldwide, but particularly China and North America. Our D&S business held a record order backlog

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at September 30th, nearly $160 million, due to strong orders in mobile equipment and standard bulk tanks. Acquisitions continue to drive the improvement in BioMedical order intake year-over-year.

Last quarter, we announced expansion plans for our Louisiana and China facilities to address several large orders in our E&C backlog and the significant growth in Distribution & Storage LNG product opportunities in China. Similarly, earlier this month, we announced further capacity expansion plans in the United States.

The recent announcements of new investments in domestic LNG infrastructure by major natural gas producers and equipment providers has provided traction for increased LNG demand here in North America. We believe we are entering a multiyear secular growth cycle driven by the expanded use of natural gas globally and now in North America are confirmed by these recent announcements. To meet customer orders and expectations, we plan to begin in the fourth quarter of 2011, a first phase investment of approximately $4 million at a site to be located in the Upper Midwest, as announced earlier this month.

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We also completed the GOFA acquisition during the third quarter. As you’ll recall, GOFA designs, manufactures, sells, and services cryogenic and non-cryogenic mobile equipment. We’ve begun the integration process and look forward to leveraging GOFA’s portfolio of mobile equipment to improve our cryogenic distribution solutions worldwide, particularly the significant global demand for LNG equipment. Let me comment now on each of our business segments.

For E&C, we’re pleased with current order trends and base demand from our major customers, which continues to add quality backlog to our business. We are in a ramp up phase. The large global LNG, petrochemical and air separation projects continue to make progress leading to what we believe will be new orders. However, as you’re well aware, project timing can be difficult to forecast. We continue to expect some major investment decisions to become finalized over the course of the next six months.

As previously mentioned, E&C has already booked two large systems projects this year, totaling $138 million. Both of these projects are progressing on schedule. It’s important to note that when excluding these orders, E&C orders sequentially improved. We set a quarterly order

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record with air cooled heat exchangers within our Energy & Chemicals business as demand grows for equipment used in natural gas compression, as well as for other domestic gas processing applications and power industry applications.

With respect to Distribution & Storage, order backlog reached a new level in the third quarter. For the group, average monthly orders in the trailing 12 months are now more than 50% higher year-over-year. We see strong demand for our products in North America and Asia, and to a lesser extent Europe. Despite the weakness in the euro zone, average monthly orders at our facility in the Czech Republic are still up 30% compared to last year.

Globally, orders for mobile equipment and standard bulk tanks, especially related to LNG applications, continue to be a major growth driver. D&S is also experiencing strong demand from our major industrial gas customers for both large engineered bulk tanks and smaller packaged gas products. This is in line with the positive comments from the industrial gas producers over the last month and, as recently as this morning, with Airgas and Praxair releasing results. We view this trend as a strong indicator of continued economic recovery.

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At BioMedical, recent strategic acquisitions continue to drive performance. The business remains focused on satisfying strong customer demand for quality products and service while integrating acquisitions and continuing to ramp up production at a recently completed facility in Canton, Georgia. We expect BioMedical restructuring costs to wind down by the end of this year and we’ll begin to see some value creation as we develop and release new products in the coming year. Michael will now provide you with our outlook for 2011.

M. Biehl	Thanks Sam. We remain positive despite the concerns over a macroeconomic slowdown. Our order trends remain strong and we are reaffirming our previously announced sales and earnings guidance. While we’re not seeing softness coming in our markets, some broader economic indicators are pointing that way and potentially signaling greater uncertainty. As a result, we are leaving the range of our outlook unchanged. We are, however, revising our restructuring related cost impact as a result of the redemption of the Company’s 9 1/8% Senior Subordinated Notes.

Sales for 2011 are still expected to be in the range of $780 million to $820 million. Full year earnings per share for 2011 are expected to be in the

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range of $1.57 to $1.77 per diluted share based on outstanding weighted average shares of approximately 30 million.

Previous guidance included approximately $0.15 per diluted share for anticipated restructuring and acquisition costs. This is now revised to include an additional $0.18 per diluted share for the call premium and write-off of deferred financing costs due to the redemption of the Senior Subordinated Notes completed in October. As a result, included in our 2011 earnings estimates are approximately $0.33 per diluted share for anticipated restructuring, acquisition, and refinancing costs. Excluding these charges, full year 2011 earnings are still expected to fall in a range of $1.90 to $2.10 per share.

I’d also like to point out that our outlook also now includes absorption of the additional interest expense incurred in the quarter of $2.4 million, or $0.06 per share, for having both the new Convertible Notes and old Senior Subordinated Notes outstanding during the third quarter.

I’d now like to open it up for questions. Maureen, please provide instructions to the participants to be able to ask questions.

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Moderator: Sam Thomas/Michael Biehl

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Coordinator	Thank you. We will now begin the question and answer session. (Operator’s instructions) At this time, we will pause momentarily to assemble our roster. Our first question is from Rob Brown, Craig-Hallum. Please go ahead, sir.

R. Brown	Good morning. I just wanted to get a little more color on your margin trends. I guess the question is really when you add capacity, will you see some margin degradation from that and in general, what’s your margin outlook for the different segments going into 2012? Do you expect that to continue to increase? Thank you.

M. Biehl	Rob, when we look at Energy & Chemicals, we should continue to see an improvement there as we go forward there into 2012 with working out some of the older, lower margin backlog and we’re continuing to get orders at better margins. Then as we ramp up capacity, we’ll see improvements there.

In Distribution & Storage, we’ll continue to be sort of in that 30% range as we move forward into 2012. On BioMedical, we should see an improvement there as we get the acquisitions integrated into BioMed fully

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and see some slight improvement there. But, we would anticipate margins to be in sort of the 40 to low-40% range as we move forward.

R. Brown	Okay, good and just quickly moving to kind of the order intake, you talked sort of positively about the trends in the space. You’re adding capacity, but this quarter’s numbers sort of stepped down sequentially and you kept guidance flat, but just wanted to kind of reconcile all those things and, I guess, your commentary is pretty positive. Does that mean we should expect 2012 to continue to see a step up in backlog and orders, and just give us some color maybe on what you think it looks like into next year. Thank you.

S. Thomas	We anticipate it will. We’ve talked about the large orders and their impact on our backlog, but also the difficulty in calling the timing of receipt of those orders. A number of projects are moving forward and we’re very optimistic that we’ll be successful in winning them both within the Energy & Chemicals space and our Distribution & Storage business. That’s why we pointed out that if you backed out the large projects that sequential order intake was improving.

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In Energy & Chemicals, order intake on the smaller base load orders has continued as we’re into October. In both BioMedical and Distribution & Storage, order intake in October has continued to be strong. So, we remain confident in the outlook.

M. Biehl	Rob, the other thing that’s hard to estimate is when we have these big projects then how the revenues and profits are recognized on them because some of it is dictated by customer releases or customer approvals, vendors and things like that. So, it’s often difficult to—for example, the large project that we got in the first quarter for Qatar, we try and estimate that, but sometimes it’s difficult to pin it right exactly when it’s going to fall into a quarter.

R. Brown	Okay, great. Yes, I understand. Thank you.

Coordinator	Your next question is from Greg McKinley from Dougherty & Company. Please go ahead.

G. McKinley

Yes, good morning. Sam, you talked about expecting some major investment decisions for large projects to move forward over the next six months or so. Maybe just give us a sense for how many of those—what’s

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the size of the population of those projects so we can understand what the opportunity is? Are these three or four projects that you’re competing on or are there a larger number?

S. Thomas	Well, of the projects in size, in the 50 to 100 or 100-plus range, there are five or six of them. I think that two to four of them could be moving forward within six months.

G. McKinley	Okay and then, looking at the E&C margins, even if we remove the margin impact of the sale of written off equipment, it still looked like operating margins there were quite strong largely due to maybe lower operating expenses in that segment is my guess. Can you talk about what happened there, and is that a sustainable sort of operating expense run rate in that division?

S. Thomas	The operating expense run rate is sustainable as long as you understand that we are ramping up production. We had some very attractive mix changes particularly favoring brazed aluminum heat exchangers going into gas processing applications in the quarter, but I believe it’s sustainable and we’re optimistic going forward.

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G. McKinley	Great, and then just last question, we’ve got about two months left in the fiscal year at this point. Why as wide of a revenue view at this point? What are the variables that still, in your mind, warrant, I guess, what is it—a $40 million potential range that revenues could come in? What are the factors that determine whether that’ll be towards the high end or the low end of the range?

S. Thomas	There are two primary drivers. Within our Distribution & Storage, a significant part of our order intake has been on large engineered tanks or small systems projects where we’re providing complete packages to customers and while those projects are on schedule in terms of completion in our shop, we don’t recognize revenue on them until they are in fact shipped to typically our customers’ customer site.

It’s a challenge too—because they’re going into larger size projects, difficulties the customer has or schedule setbacks affect our ability to ship from our yard and recognize revenue. That portion of our business is larger than it has been historically and as we ramp up for these larger projects, and it’s also a feature that is affecting us in all three regions of the world—in North America, China, and Europe. So, it adds more

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uncertainty as to whether revenue gets recognized primarily in December or January for us.

G. McKinley	Okay.

S. Thomas	A helpful driver is within our Energy & Chemicals business, as you know, we’ve received two large orders in the first half of the year. Those projects are both in ramp up phase and often time our ability to start recognizing revenue on a percentage of completion basis is affected by customer approvals, either quality plans or our suppliers, in order to issue purchase orders, receive materials and ramp up. While there are no problems with project execution time lines, it’s difficult to call exactly the month that those ramp ups occur completely. Again, that results in a December/January issue for us.

G. McKinley	Perfect. Thank you.

S. Thomas	Thank you.

Coordinator	(Operator’s instructions) The next question is from Eric Stine, Northland Capital Markets. Please go ahead.

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E. Stine	Hello, everyone. Thanks for taking the questions. Just to follow-up on that; so, in this third quarter, there was no or very little revenue, I guess, specific to the order that you got in the first quarter.

M. Biehl	Well, on the one that we got in the first quarter, there was about $7 million in revenue, but on the other project, relatively none.

E. Stine	Okay, understood. Maybe just turning to North America, in what you’re seeing both LNG infrastructure and natural gas liquids, if you could just discuss—I mean clearly you’re very bullish there; just discuss maybe how that has changed over the last, call it, six to nine months.

S. Thomas	Okay. With respect to natural gas processing, what has been a robust market for the past year to 18 months continues strong. In fact, if you look at the movement of rigs drilling for dry gas versus liquids rich gas, you can see that the demand for new natural gas processing plants is continuing to increase. So, that has not seen significant change other than a continuing trend and what we see as robust orders from that market.

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On the natural gas infrastructure and usage of LNG for transportation, over the past six to nine months, we’ve had public announcements from three significant gas producers—Chesapeake, Encana and Shell, as well as increased activity from a number of the other significant E&P companies producing gas or liquid-rich gas, making commitments to LNG vehicle transportation and heavy duty ... diesel, fuel replacement for heavy duty application. Those commitments really are underpinning and are commitments to a multiyear build out of LNG infrastructure for diesel replacement. So, that market has continued to brighten and strengthen.

The orders don’t always come as quickly as our customers initially indicate to us early in the discussions, but the commitment expressed by them in their public announcements and their discussions with us continues to become more positive. But, the economics of utilizing LNG as a diesel replacement in North America and globally continues to look very attractive and are sufficient to drive that change absent government incentives to do so.

E. Stine	Okay, but fair to say I mean you really haven’t seen the true order impact from that as of yet.

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M. Biehl	We’ve actually started to see it, yes we have, in the quarter.

E. Stine	Okay, that’s good to hear. Then maybe lastly, if we could just turn to China; I’m just wondering, I mean clearly that’s been a significant portion of your growth especially in D&S, just how we should view growth in China in LNG in the context of what we’ve all been hearing about a slowing economic environment there?

S. Thomas	I think that it’s independent of a slowing economic environment. Remember that the energy demands and the growth in energy requirements within China, whether it’s a 10% GDP rate or a recessionary 8% GDP growth rate, are dramatic and the economic drivers for China to increase natural gas use, displacing particularly diesel, means that the LNG projects continue to have high visibility and high priority for both the national oil companies in China and all of the smaller operators formerly affiliated with those national oil companies.

E. Stine	Any thoughts on maybe what inning you see things as far as growth in China?

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S. Thomas	I think we’re still very much in the ramp up phase. We just earlier this month commissioned a showcase LNG vehicle fuel station outside of Shanghai. We have several more under construction in what is planned to be hundreds of stations over the next three years. So, we’re early innings. We expect the orders to continue to ramp up through 2012 and 2013, but continued very strong orders out into the 2015-2016 time frame and potentially beyond that.

E. Stine	Okay, thank you.

Coordinator	Next, we have a follow-up question from Greg McKinley, Dougherty. Please go ahead, sir.

G. McKinley	Michael, I wonder if you could help me out with the accounting a little bit here with everything that’s gone with interest expense. I guess number one, you’re no longer incurring double interest expense, or are you?

M. Biehl

No, that’s correct. We paid the bonds off on October 17th and those are now gone. So, roughly a half a month we would have, but beyond that, no, no longer. That overlay was our view that was the right thing to do

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because the redemption premium dropped by 1.5% by going out to the later date. It more than offset the additional interest.

G. McKinley	Okay and then in terms of an interest expense run rate going forward then, so we’re just incurring costs on the convertible debt, what is that expense rate? How should we think of that in dollar terms?

M. Biehl	Well, it’s 7.9% on roughly—and what happens is that will accrete as we go forward because of the unusual accounting on it. So, as we go forward, the cash coupon interest—if you just look at it on a—for example, 2012. The cash coupon would be roughly $5 million and there’d be roughly another $9.1 million of non-cash interest accretion expense on top of that, which is still lower than our 9 1/8% coupon bonds even on an all in basis and a large part of it being non-cash, which we want to make sure everybody understood.

G. McKinley	Okay. So, total interest expense in 2012 is something like $14 million, $5 million which is cash.

M. Biehl	Correct.

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G. McKinley	Very good. Thank you.

Coordinator	Having no further questions, this concludes our question and answer session. I would like to turn the conference back over to Sam Thomas for any closing remarks.

S. Thomas	Thank you, Maureen. You’re all well aware that there’s a lot of economic uncertainty, but we are seeing strong demand across all of our industrial markets. It’s not as robust in Europe as it is in North America and Asia, but it’s still positive and we’re seeing growth. I think many of the industrial companies reporting and particularly industrial gas companies outline that relative strength compared to the forecast of GDP growth. So, we clearly see that industrial production growth and manufacturing growth are stronger than the total economy. We’re well prepared for that growth.

In addition, we have what we believe is a very strong secular growth story associated with natural gas. We’re an integral supplier in a large number of natural gas infrastructure projects as natural gas becomes a larger part of the overall energy pie and is introduced and grows as a replacement for vehicle transportation fuels. We’ve seen orders come. We’ve got a lot of

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quotation and development activity with very strong national and global players.

In addition—I should also say we are also prepared to pull in our horns quickly if necessary based on a spreading crisis that travels around the world from Europe. Obviously, the news today is positive and that seems to be receding somewhat as a concern. But, our flexible balance sheet, liquidity, strong order backlog, our expansion plans to meet increasing demand continue to make us a strong and reliable partner for our customers and a valuable opportunity for our investors. Thank you for listening today, good-bye.

Coordinator	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.